EXHIBIT 99.1

FOR IMMEDIATE RELEASE
FOR FURTHER INFORMATION, CONTACT:

VALHI, INC.                                       SNAKE RIVER SUGAR COMPANY
William C. Timm   (214) 450-4212                  Lou Wettstein   (503) 889-6939
                                                  Rocky Trail     (208) 336-7762
THE  AMALGAMATED SUGAR COMPANY                    Myron Huettig   (208) 829-5774
Quentin R. Smelzer                                Rich Turner     (503) 372-2904
Larry L. Corry                                    Mark Duffin     (208) 343-0167
Allan M. Lipman, Jr.                              George Grant    (208) 532-4365
(801) 399-3431


     DALLAS, TEXAS . . . . .  July 6, 1994 . . . .  Valhi, Inc. announced that it has entered into a Memorandum of Understanding concerning the sale of its wholly-owned subsidiary, The Amalgamated Sugar Company, to the Snake River Sugar Company, an agricultural cooperative comprised of sugarbeet growers in Idaho, Oregon and Washington. The sales price is $325 million in cash. The transaction is contingent upon, among other things, the Snake River Sugar Company obtaining adequate bank financing and grower commitments, and execution of a definitive purchase agreement.

       George Grant, Chairman of the Growers' Cooperative stated that all representatives on the 25 member growers "Steering Committee" enthusiastically support the concept of grower ownership from production through the processing and selling of sugar and by-products. "We in agriculture should consider this an appropriate time and a unique opportunity to ensure a profitable future for the sugar industry in Idaho, Oregon and Washington, and hope that the terms of the transaction can be finalized before the end of the year ", said Grant.
Lou Wettstein, Rocky Trail, and Myron Huettig, who are members of the grower Executive Committee stated that there is broad support for this concept of ownership.

     Allan M. Lipman, Jr., Amalgamated's President predicted that the culmination of this transaction will further strengthen and enhance the economic impact of sugar in Idaho , Oregon and Washington. He praised the grower leadership for their initiative which corresponds to similar farmer movements throughout the United States.

     Snake River was formed by members of the Idaho Sugarbeet Growers Association, Nyssa-Nampa Beet Growers Association, and Elwyhee Beet Growers Association for the express purpose of acquiring Amalgamated and converting the corporation into an agricultural cooperative. Roy Ruff, one of the leaders instrumental in forming the group, said that Amalgamated was the nation's premier sugar company and that Snake River would build upon its rich history in Idaho, Oregon and Washington.

     Valhi, Inc., headquartered in Dallas, Texas, is a diversified industrial management company engaged in the refined sugar, forest products, fast food and hardware products industries. Valhi is also engaged in the chemicals and titanium metals industries through its equity interests in two publicly-held affiliates, NL Industries, Inc. and Tremont Corporation. Valhi's common stock is traded on the New York and Pacific Stock Exchanges under the symbol "VHI".

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